                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 for the registration of an aggregate maximum offering price of $200,000,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, No. 333-114710 and Form S-8 pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan) of Cedar Shopping Centers, Inc. and in the related Prospectus of our report dated October 21, 2004 with respect to the Statement of Revenues and Certain Expenses of Franklin Village Plaza included in this Current Report Form 8-K.



                                                     /s/ Ernst & Young LLP



November 4, 2004